UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 12, 2008

ATC TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory  Arrangements
        of Certain Officers.

Retirement of Named Executive Officer

William L. Conley, Jr., President of ATC Logistics & Electronics (ATCLE) and one of ATC Technology Corporation’s “named executive officers,” is retiring effective July 15, 2008.  Mr. Conley will be succeeded as President of ATCLE by Antony Francis.

Mr. Francis joined ATCLE in July 2007 as Vice President and General Manager of OEM Services. Prior to joining ATCLE he was President and COO of Plan Express, Inc., a provider of construction document management, printing, and logistics solutions, from 2005.  From 2001 to 2002 and again from 2003 to 2005 Mr. Francis was with Commerce Chain Consulting, during portions of which time he served as interim CEO of MRM Fulfillment, Inc., a third party logistics provider, and acting COO of NewRoads, Inc, a catalog and e-commerce fulfillment provider.  Between 2002 and 2003, he was Vice President of worldwide customer operations for Perkin Elmer’s Life and Analytical Sciences division.  From 1999 to 2001 Mr. Francis was Vice President of Global Operations of SciQuest.com, an e-commerce transaction market place for scientific products.  Between 1988 and 1999 Mr. Francis held increasingly responsible positions with Federal Express Corporation, including Vice President/General Manager, Europe, Middle East and Africa for FedEx’s Logistics, Electronic Commerce and Customer Services division.  Mr. Francis is a graduate of The City of London Polytechnic and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Mr. Francis’ compensation as President of ATCLE will be as follows:

•	Base annual salary: $270,000;
•	Target cash bonus under our annual incentive compensation plan: 60.0% of base salary;
•	Target cash bonus under our long-term incentive plan: 37.5% of base salary; and
•	Perquisites: $9,600 annual car allowance, and financial planning and club dues reimbursement at 2% of base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2008	ATC TECHNOLOGY CORPORATION
	By:	/s/ Joseph Salamunovich
Title: Vice President